Exhibit (a)(13)

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IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

JOSEPH TOLA, On Behalf of Himself and All	)
Others Similarly Situated,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	CLASS ACTION
SUPREME INDUSTRIES, INC., HERBERT M.	)
GARDNER, WILLIAM J. BARRETT, PETER	)	DEMAND FOR JURY TRIAL
D. BARRETT, EDWARD L. FLYNN,	)
ARTHUR J. GAJARSA, THOMAS B. HOGAN,	)
JR., MICHAEL L. KLOFAS, MARK C.	)
NEILSON, MARK D. WEBER, WAYNE A.	)
WHITENER, WABASH NATIONAL	)
CORPORATION, and REDHAWK	)
ACQUISITION CORPORATION,	)
)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.           This action stems from a proposed transaction announced on August 8, 2017 (the “Proposed Transaction”), pursuant to which Supreme Industries, Inc. (“Supreme” or the “Company”) will be acquired by Wabash National Corporation (“Parent”) and its wholly-owned subsidiary, Redhawk Acquisition Corporation (“Merger Sub,” and together with Parent, “Wabash”).

2.           On August 8, 2017, Supreme’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger

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Agreement”) with Wabash. Pursuant to the terms of the Merger Agreement, Merger Sub launched a tender offer (the “Tender Offer”) to acquire all of the Company’s Class A and Class B common stock for $21.00 per share in cash. The Tender Offer is scheduled to expire on September 27, 2017. Following the consummation of the Tender Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation.

3.           On August 22, 2017, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4.           The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5.           This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6.           This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.           Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the

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transactions and wrongs complained of herein occurred in this District.

PARTIES

8.           Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Supreme common stock.

9.           Defendant Supreme is a Delaware corporation and maintains its principal executive offices at 2581 E. Kercher Road, Goshen, Indiana 46528. Supreme’s common stock is traded on the NYSE under the ticker symbol “ STS.”

10.         Defendant Herbert M. Gardner (“Gardner”) has served as Chairman of the Board since 1979, Chief Executive Officer (“CEO”) of the Company from 1979 to January 2011, and President of the Company from June 1992 to February 2006 .

11.         Defendant William J. Barrett (“W. Barrett”) has served as a director and Secretary and Assistant Treasurer of the Company since 1979 and Executive Vice President (Long Range and Strategic Planning) of the Company since 2004.

12.         Defendant Peter D. Barrett (“P. Barrett”) has served as a director of the Company since 2014. P. Barrett is the son of W. Barrett.

13.         Defendant Edward L. Flynn (“Flynn”) has served as a director of the Company since 2007.

14.         Defendant Arthur J. Gajarsa (“Gajarsa”) has served as a director of the Company since 2012.

15.         Defendant Thomas B. Hogan, Jr. (“Hogan”) has served as a director of the Company since 2012.

16.         Defendant Michael L. Klofas (“Klofas”) has served as a director of the Company since 2016.

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17.         Defendant Mark C. Neilson (“Neilson”) has served as a director of the Company since 2003.

18.         Defendant Mark D. Weber (“Weber”) served as President, CEO, and a director of the Company since 2013.

19.         Defendant Wayne A. Whitener (“Whitener”) has served as a director of the Company since 2008.

20.         The defendants identified in paragraphs 10 through 19 are collectively referred to herein as the “Individual Defendants.”

21.         Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

22.         Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

23.         Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Supreme (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

24.         This action is properly maintainable as a class action.

25.         The Class is so numerous that joinder of all members is impracticable. As of August 22, 2017, there were 15,503,763 shares of Class A common stock issued and outstanding and 1,656,467 shares of Class B common stock issued and outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

26.         Questions of law and fact are common to the Class, including, among others: (i) whether defendants violated the 1934 Act; and (ii) whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein

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continues.

27.         Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

28.         The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

29.         Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company

30.         Supreme was founded in 1979 and it is a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles and has operations nationwide at seven manufacturing and component locations. Customers include national rental fleets, national and regional leasing companies, truck dealers and fleet operators.

31.         In January of 1984, Supreme Corporation, the Company’s wholly-owned operating subsidiary, was formed to acquire a company engaged in the business of

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manufacturing, selling, and repairing specialized truck bodies and related equipment.

32.         The Company has two operating segments: specialized commercial vehicles and fiberglass products. Supreme manufactures specialized commercial vehicles that are attached to a truck chassis. The truck chassis, which consists of an engine, drivetrain, a frame with wheels, and in some cases a cab, is manufactured by third parties who are major automotive or truck companies.

33.         Supreme offers a wide range of specialized commercial vehicles including truck bodies and specialty vehicles ranging in price from $4,000 to more than $100,000. Supreme’s truck bodies are offered in aluminum, FiberPanel PW, FiberPanel HC, or SignaturePlate. Most of the Company’s products are attached to light-duty truck chassis and medium-duty truck chassis. Supreme integrates a wide range of options into its truck bodies including liftgates, cargo-handling equipment, customized doors, special bumpers, ladder racks, and refrigeration equipment. Supreme is primarily a build-to-order operation with very limited production occurring in anticipation of pending orders.

34.         On August 8, 2017, the Board caused the Company to enter into the Merger Agreement, pursuant to which Supreme will be acquired by Wabash.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

35.         Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

36.         The Solicitation Statement omits material information regarding the Proposed Transaction, which renders the Solicitation Statement false and misleading.

37.         First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial

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advisor, Robert W. Baird & Co. Incorporated (“Baird”). The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Moreover, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

38.         With respect to Baird’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the Company’s unlevered free cash flows for years 2018 through 2022 that Baird used in its analysis; (ii) all of the inputs and assumptions underlying the discount rate range of 10.5% to 12.5%; and (iii) the exit multiples implied from the analysis.

39.         With respect to Baird’s Selected Publicly Traded Company Analysis, the Solicitation Statement fails to, but must, disclose the individual multiples and financial metrics for each of the selected companies observed by Baird in its analysis.

40.         Similarly, with respect to Baird’s Selected Acquisition Analysis, the Solicitation Statement fails to, but must, disclose the individual multiples and financial metrics for each of the transactions observed by Baird in its analysis.

41.         The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: (i) “Certain Financial Projections;” and (ii) “Opinion of Financial Advisor.”

42.         Second, the Solicitation Statement omits material information relating the background leading to the Proposed Transaction.

43.         The Solicitation Statement indicates that the Company entered into several

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confidentiality agreements with several parties that were interested in acquiring the Company. The Solicitation Statement, however, fails to disclose whether those confidentiality agreements contained standstill and/or “don’t ask, don’t waive” provisions that are preventing those counterparties from submitting topping bids to acquire the Company or requesting a waiver of standstill provisions. Notably, it is likely that such preclusive “don’t ask, don’t waive” standstill provisions do exist, because the confidentiality agreement entered into with Parent, which was attached as Exhibit (D)(3) to the Schedule TO Tender Offer Statement, contains such a provision. Moreover, Section 6.3 of the Merger Agreement provides that the Company shall not “waive any Standstill Agreement” and shall “enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party.”

44.         This information is particularly material here because the Solicitation Statement indicates that “Company F” advised Baird that it was interested in re-engaging with the Company about a potential acquisition at a later date. Without this information, the Company’s stockholders could be misled into believing that the interested parties are currently free to make a superior offer to acquire the Company.

45.         In addition, the Solicitation Statement indicates that: “On June 19, 2017, Baird received non-binding indications of interest from three potential strategic partners, Parent and Companies F and G, ranging from $18.50-$21.00 per Share. Parent submitted a non-binding indication of interest that proposed an acquisition of 100% of the equity interest of Supreme for $21.00, payable in cash.” The Solicitation Statement, however, fails to, but must, disclose the price per share offered by each of Company F and Company G.

46.         The omission of this material information renders the “Background of Offer and Merger” section of the Solicitation Statement false and misleading.

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47.         Third, the Solicitation Statement fails to disclose whether any of Wabash’s proposals or indications of interest mentioned potential management retention, as well as the timing and nature of all communications regarding future employment and directorship of the Company’s officers and directors, including who participated in all such communications. Individual Defendant Weber implied that management may be continuing with the post-close company in the August 8, 2017 joint press release announcing the Proposed Transaction, in which he stated: “This is an exciting day for Supreme. . . . We found a cultural fit with Wabash National. Because of their commitment to safety, innovation and customer relationships, I’m confident joining the Wabash National family will benefit our employees, customers and distributors.” Wabash’s August 9, 2017 investor presentation, filed with the SEC the same day, similarly highlighted that “Supreme [f]its the [b]ill” with respect to Wabash’s strategic M&A criterion for “[s]trong management teams that are a cultural fit” as Supreme has an “[e]xperienced management team with extensive experience in the Final Mile market.”

48.         Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

49.         The omission of this material information renders the “Background of Offer and Merger” section of the Solicitation Statement false and misleading.

50.         The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to Supreme’s stockholders.

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COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

51.         Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

52.         Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

53.         Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

54.         The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

55.         The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

56.         By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

57.         The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

58.         Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be

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materially incomplete and misleading.

59.         By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

60.         Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

61.         Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

62.         Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

63.         Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

64.         Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

65.         The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

66.         Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and

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misleading.

67.         The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

68.         Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants, Parent, and Merger Sub)

69.         Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

70.         The Individual Defendants, Parent, and Merger Sub acted as controlling persons of Supreme within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Supreme and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

71.         Each of the Individual Defendants, Parent, and Merger Sub was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

72.         In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have

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had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

73.         Parent and Merger Sub also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

74.         By virtue of the foregoing, the Individual Defendants, Parent, and Merger Sub violated Section 20(a) of the 1934 Act.

75.         As set forth above, the Individual Defendants, Parent, and Merger Sub had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

76.         As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

77.         Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.           Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.           In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

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C.           Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.           Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.           Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.           Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: August 29, 2017		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
Brian D. Long (#4347)
Gina M. Serra (#5387)
2 Righter Parkway, Suite 120
OF COUNSEL:		Wilmington, DE 19803
Telephone: (302) 295-5310
RM LAW, P.C.		Facsimile: (302) 654-7530
Richard A. Maniskas		Email: bdl@rl-legal.com
1055 Westlakes Drive, Suite 300		Email: gms@rl-legal.com
Berwyn, PA 19312
Telephone: (484) 324-6800		Attorneys for Plaintiff

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